EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement on Form S-3 and related Prospectus of Mobile Mini, Inc. for the registration of an indeterminate principal amount of debt securities, preferred stock, warrants and depositary shares of Mobile Mini, Inc. as may from time to time be issued as indeterminate prices, with an aggregate offering price not to exceed $200,000,000, and to the incorporation by reference therein of our reports dated March 10, 2005, with respect to the consolidated financial statements of Mobile Mini, Inc., Mobile Mini, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Mobile Mini, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, and the related financial statement schedule of Mobile Mini, Inc. included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona
June 28, 2005